NEWS RELEASE

For Immediate Release	CONTACT:
Wednesday, October 29, 2008	Greg Peterson Director of Investor Relations 770-232-8229 greg.peterson@agcocorp.com
AGCO REPORTS THIRD QUARTER RESULTS
Strong Global Sales Produce Record Third Quarter Net Income
     DULUTH, GA — October 29 — AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported record third quarter net sales of $2.1 billion and record net income of $1.04 per share for the third quarter of 2008. Adjusted net income, which excludes restructuring and other infrequent expenses (income), was also $1.04 per share for the third quarter of 2008. These results compare to reported net income of $0.80 per share and adjusted net income of $0.77 per share for the third quarter of 2007. Net sales for the third quarter of 2008 increased approximately 22% compared to the same period in 2007, excluding favorable currency translation impacts of $120.0 million.
     For the first nine months of 2008, reported and adjusted net income were $3.01 per share compared to reported net income of $1.73 per share and adjusted net income of $1.70 per share for the same period in 2007. Net sales for the first nine months of 2008 increased approximately 23% to $6.3 billion compared to the same period in 2007, excluding favorable currency translation impacts of $522.9 million.
     “I am pleased with AGCO’s record performance in the third quarter and the first nine months of 2008,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “Despite experiencing supplier constraints and rising material costs during the first nine months of the year, AGCO’s operating margins have expanded by more than a full percentage point. The preemptive pricing actions taken in the first half of 2008 along with focused management efforts enabled us to deliver net income growth of 33% in the third quarter and 80% for the first nine months of 2008 compared to the same periods last year. The combination of our strong operational performance and the steps we have taken to reduce debt over the last two years have us well positioned to deal with the current turmoil in the financial markets. AGCO Finance, our joint venture with Rabobank, has continued to provide uninterrupted financing for our end-customers and is well positioned to support our future retail financing needs.”
     “In the third quarter we saw continued improvement in the profitability of our North American business,” Mr. Richenhagen continued. “Quarterly operating income was positive in our North American segment for the first time in over two years. Sales growth driven by favorable farm economics, new product introductions and improved distribution, along with cost reduction initiatives, resulted in margin improvement. To maintain this positive trend, we are continuing to invest in new products for the North American market, and we are focusing on additional cost saving opportunities such as our regional assembly centers aimed at reducing logistics and production costs.”
Third Quarter and Year-to-Date Results
     Net sales were $2,085.4 million for the third quarter of 2008, an increase of approximately 29.3% as compared to $1,613.0 million for the third quarter of 2007. AGCO reported net income of $102.6 million, or $1.04 per share, for the third quarter of 2008, compared to reported net income of $76.9 million, or $0.80 per share, for the third quarter of 2007. Adjusted net income, excluding restructuring and other infrequent expenses (income), was $102.7 million, or $1.04 per share, for the third quarter of 2008 compared to $74.2 million, or $0.77 per share, for the third quarter of 2007.
     For the first nine months of 2008, net sales were $6,267.4 million, an increase of approximately 34.6% as compared to $4,657.0 million in net sales for the first nine months of 2007. AGCO reported net income of $298.0 million for the first nine months of 2008, or $3.01 per share, compared to net income of $165.2 million, or $1.73 per share, for the first nine months of 2007. Adjusted net income, excluding restructuring and other infrequent expenses (income), was $298.2 million, or $3.01 per share, for the first nine months of 2008, compared to $162.7 million, or $1.70 per share, for the first nine months of 2007.
     Net sales in the third quarter of 2008 in AGCO’s Europe/Africa/Middle East (EAME) segment increased approximately 15% when compared to the third quarter of 2007, excluding favorable currency translation impacts of $62.4 million, due to growth in France, Germany, Central and Eastern Europe and Russia. Continued strong market conditions in Brazil and Argentina during the third quarter of 2008 generated sales growth of approximately 38% in the South American segment, excluding favorable currency translation impacts of $53.6 million, compared to the same period in 2007. Strong demand from the professional farming segment produced sales growth in the third quarter of 2008 in the North American segment of approximately 26% compared to the third quarter of 2007, excluding favorable currency translation impacts of $2.3 million. Improved farm economics in Australia resulted in third quarter net sales growth in 2008 of approximately 38% in AGCO’s Asia/Pacific segment compared to the same period in 2007.
     Income from operations for the third quarter of 2008 increased approximately $31.3 million, compared to the same period in 2007. Increased sales volumes, price increases and cost control initiatives were partially offset by rising material costs. For the first nine months of 2008, income from operations increased approximately $158.4 million, compared to the same period in 2007. The improvement resulted from an increase in net sales and pricing actions partially offset by higher material costs. Unit production of tractors and combines for the third quarter of 2008 was approximately 11% above comparable 2007 levels.
     Third quarter 2008 income from operations for AGCO’s EAME segment increased approximately $7.3 million compared to the third quarter of 2007. Strong volume growth and favorable currency translation impacts in the third quarter of 2008 offset a favorable sales mix in the third quarter of 2007, which included a larger percentage of higher margin Fendt sales. For the first nine months of 2008, income from operations increased approximately $120.8 million compared to the same period in 2007 due to higher sales volumes, favorable currency translation impacts and improved pricing.
     AGCO’s South American segment reported an increase in income from operations of approximately $10.2 million in the third quarter of 2008 compared to the same period in 2007. Sales growth of over 58% in Brazil and over 63% in Argentina produced most of the improvement despite increases in material costs and higher levels of product development expenses. For the first nine months of 2008, income from operations for the South American segment increased approximately $31.0 million compared to the same period in 2007. Operating income in the South American segment benefited in the both the third quarter and first nine months of 2008 from favorable currency translation impacts.
     Results in AGCO’s North American segment benefited from the healthy farm economy and a strengthening distribution network. In the third quarter of 2008, operating income grew $15.4 million compared to the same period in 2007. Strong sales growth and improved margins offset adverse currency impacts on products sourced from Brazil and Europe. Income from operations improved by approximately $23.2 million for the first nine months of 2008 compared to the same period in 2007.
     Income from operations in the Asia/Pacific region increased approximately $4.6 million in the third quarter of 2008 and approximately $13.4 million for the first nine months of 2008 compared to the same periods in 2007 driven by growth in the Australian and New Zealand markets.
     Regional Market Results
     North America — Industry unit retail sales of tractors for the first nine months of 2008 decreased approximately 5% over the comparable prior year period. Industry unit retail sales of tractors over 100 horsepower increased compared to the prior year, while industry sales of tractors under 100 horsepower declined during the first nine months of 2008. Industry unit retail sales of combines for the first nine months of 2008 increased approximately 25% from the prior year period. AGCO’s unit retail sales of tractors were down in the first nine months of 2008 due to decreases in tractor sales under 100 horsepower, partially offset by strong growth of tractors over 100 horsepower. Sales of combines were up compared to the same period in 2007.
     Europe — Industry unit retail sales of tractors for the first nine months of 2008 increased approximately 9% compared to the prior year period. Retail demand improved in Central and Eastern Europe, Russia, France, Germany and the United Kingdom. AGCO’s unit retail sales of tractors for the first nine months of 2008 were higher when compared to the prior year period.
     South America — Industry unit retail sales of tractors increased approximately 36% and industry unit retail sales of combines increased approximately 87% for the first nine months of 2008 compared to the prior year period. AGCO’s South American unit retail sales of tractors and combines also increased in the first nine months of 2008 compared to 2007.
     Rest of World Markets — Outside of North America, Europe and South America, AGCO’s net sales for the first nine months of 2008 increased approximately 18% compared to 2007, primarily due to higher sales in Australia and New Zealand.

     “Harvests are meeting expectations in nearly all of the world’s important grain producing regions and 2008 farm income is expected to be strong,” stated Mr. Richenhagen. “Our order boards remain robust and we expect a strong finish for 2008. The long-term trends that have increased demand for grains and lowered global grain inventories are still intact. The growing population, the increasing demand for food, improved diets, and growing demand for energy worldwide will continue to support healthy long-term fundamentals for the agricultural industry.”
     Outlook
     For the full year of 2008, farm equipment sales are expected to increase from 2007 levels. Modest growth in industry retail sales in Western Europe and increased penetration of western sourced equipment in Eastern and Central Europe is expected to result in total European industry retail sales above last year’s strong levels. In North America, the slowing general economy is expected to produce weaker industry retail sales of low and medium horsepower tractors, but improved farm income and healthy farmer balance sheets are expected to result in increased industry retail sales of high horsepower tractors and combines compared to 2007. In South America, favorable farm fundamentals in Brazil and Argentina are expected to produce increased industry retail sales.
     For the full year of 2008, AGCO is targeting earnings per share in the $3.90 to $4.00 range. The projected increase in earnings is expected to result from net sales growth of between 22% and 24% compared to 2007. Operating margin improvement in 2008 is expected to result from higher sales volumes, price increases and cost reduction efforts.
* * * * *
     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Wednesday, October 29, 2008. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Calendar of Events” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
* * * * *

Safe Harbor Statement
Statements that are not historical facts, including the projections of retail sales, market conditions, availability of financing, industry demand, general economic conditions, net sales, earnings per share, operating margins, strategic initiatives, currency translation impacts and material cost increases are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs and lower commodity prices, will adversely affect us.
•	Our success depends on the introduction of new products, which require substantial expenditures and may not be well received in the market place.
•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.
•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.
•	Our financing joint venture, and its ability to finance retail sales, is dependent upon funding provided by Rabobank, and any difficulty on Rabobank’s part to provide that funding would aversely impact sales.
•	Both AGCO and AGCO Finance have substantial accounts receivables from dealers and end-customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•	Currency exchange rate and interest rate changes can adversely affect the competitiveness and profitability of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	We have significant pension obligations with respect to our employees and declines in the market value of the securities used to fund these obligations will result in increased pension expense in future periods.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	In connection with our outstanding indebtedness, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
* * * * *
About AGCO
     Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO, “Your Agriculture Company”, offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,000 independent dealers and distributors in more than 140 countries worldwide. AGCO products are sold through the core brands: Challenger®, Fendt®, Massey Ferguson® and Valtra®. AGCO provides retail financing through AGCO Finance. The Company is headquartered in Duluth, Georgia and, in 2007, had net sales of $6.8 billion.
# # # # #
     Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$449.8	$582.4
Accounts and notes receivable, net	817.6	766.4
Inventories, net	1,464.2	1,134.2
Deferred tax assets	69.1	52.7
Other current assets	205.4	186.0

Total current assets	3,006.1	2,721.7
Property, plant and equipment, net	782.9	753.0
Investment in affiliates	297.3	284.6
Deferred tax assets	79.5	89.1
Other assets	74.0	67.9
Intangible assets, net	186.9	205.7
Goodwill	638.6	665.6

Total assets	$5,065.3	$4,787.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$—	$0.2
Convertible senior subordinated notes	402.5	402.5
Accounts payable	869.2	827.1
Accrued expenses	841.1	773.2
Other current liabilities	124.1	80.3

Total current liabilities	2,236.9	2,083.3
Long-term debt, less current portion	282.5	294.1
Pensions and postretirement health care benefits	128.6	150.3
Deferred tax liabilities	168.9	163.6
Other noncurrent liabilities	55.2	53.3

Total liabilities	2,872.1	2,744.6

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	961.3	942.7
Retained earnings	1,317.3	1,020.4
Accumulated other comprehensive (loss) income	(86.3)	79.0

Total stockholders’ equity	2,193.2	2,043.0

Total liabilities and stockholders’ equity	$5,065.3	$4,787.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2008	2007
Net sales	$2,085.4	$1,613.0
Cost of goods sold	1,705.3	1,305.4

Gross profit	380.1	307.6

Selling, general and administrative expenses	183.5	156.6
Engineering expenses	49.8	38.6
Restructuring and other infrequent expenses (income)	0.1	(2.5)
Amortization of intangibles	5.0	4.5

Income from operations	141.7	110.4

Interest expense, net	2.1	3.4
Other expense, net	2.9	10.5

Income before income taxes and equity in net earnings of affiliates	136.7	96.5

Income tax provision	42.7	26.7

Income before equity in net earnings of affiliates	94.0	69.8

Equity in net earnings of affiliates	8.6	7.1

Net income	$102.6	$76.9

Net income per common share:
Basic	$1.12	$0.84

Diluted	$1.04	$0.80

Weighted average number of common and common equivalent shares outstanding:
Basic	91.7	91.6

Diluted	98.3	96.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2008	2007
Net sales	$6,267.4	$4,657.0
Cost of goods sold	5,143.9	3,833.0

Gross profit	1,123.5	824.0

Selling, general and administrative expenses	535.1	438.2
Engineering expenses	148.2	108.3
Restructuring and other infrequent expenses (income)	0.3	(2.2)
Amortization of intangibles	14.9	13.1

Income from operations	425.0	266.6

Interest expense, net	12.7	17.6
Other expense, net	18.5	28.6

Income before income taxes and equity in net earnings of affiliates	393.8	220.4

Income tax provision	128.0	75.6

Income before equity in net earnings of affiliates	265.8	144.8

Equity in net earnings of affiliates	32.2	20.4

Net income	$298.0	$165.2

Net income per common share:
Basic	$3.25	$1.81

Diluted	$3.01	$1.73

Weighted average number of common and common equivalent shares outstanding:
Basic	91.7	91.4

Diluted	98.9	95.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$298.0	$165.2

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	95.0	82.0
Deferred debt issuance cost amortization	2.5	3.7
Amortization of intangibles	14.9	13.1
Stock compensation	21.8	10.4
Equity in net earnings of affiliates, net of cash received	(18.8)	(3.3)
Deferred income tax provision	2.8	5.9
Gain on sales of property, plant and equipment	(0.2)	(3.1)
Changes in operating assets and liabilities, net of effects from purchase of business:
Accounts and notes receivable, net	(72.0)	(16.4)
Inventories, net	(391.4)	(193.6)
Other current and noncurrent assets	(56.0)	(27.5)
Accounts payable	50.8	(48.1)
Accrued expenses	113.6	40.2
Other current and noncurrent liabilities	(13.1)	3.7

Total adjustments	(250.1)	(133.0)

Net cash provided by operating activities	47.9	32.2

Cash flows from investing activities:
Purchase of property, plant and equipment	(155.5)	(83.6)
Purchase of business, net of cash acquired	—	(17.8)
Proceeds from sales of property, plant and equipment	3.0	5.2
Investments in unconsolidated affiliates	(0.4)	(66.7)
Other	—	(2.7)

Net cash used in investing activities	(152.9)	(165.6)

Cash flows from financing activities:
Proceeds from (repayments of) debt obligations, net	12.7	(116.4)
Proceeds from issuance of common stock	0.3	7.9
Payment of minimum tax withholdings on stock compensation	(3.2)	—
Payment of debt issuance costs	(1.3)	(0.2)

Net cash provided by (used in) financing activities	8.5	(108.7)

Effect of exchange rate changes on cash and cash equivalents	(36.1)	7.8

Decrease in cash and cash equivalents	(132.6)	(234.3)
Cash and cash equivalents, beginning of period	582.4	401.1

Cash and cash equivalents, end of period	$449.8	$166.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

1.	STOCK COMPENSATION EXPENSE
     During the third quarter and first nine months of 2008, the Company recorded approximately $6.8 million and $22.0 million, respectively, of stock compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). During the third quarter and first nine months of 2007, the Company recorded approximately $7.0 million and $10.6 million, respectively, of stock compensation expense in accordance with SFAS No. 123R. The stock compensation expense was recorded as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Cost of goods sold	$0.3	$0.3	$0.7	$0.4
Selling, general and administrative expenses	6.5	6.7	21.3	10.2

Total stock compensation expense	$6.8	$7.0	$22.0	$10.6

2.	INDEBTEDNESS
     Indebtedness consisted of the following at September 30, 2008 and December 31, 2007:

	September 30,	December 31,
	2008	2007
6 7/8% Senior subordinated notes due 2014	$282.4	$291.8
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
1 1/4% Convertible senior subordinated notes due 2036	201.3	201.3
Other long-term debt	0.1	2.5

	685.1	696.9
Less: Current portion of long-term debt	—	(0.2)
1 3/4% Convertible senior subordinated notes due 2033	(201.3)	(201.3)
1 1/4% Convertible senior subordinated notes due 2036	(201.3)	(201.3)

Total indebtedness, less current portion	$282.5	$294.1

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and 1 1/4% convertible senior subordinated notes due 2036 may convert the notes, if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of September 30, 2008 and December 31, 2007, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of both notes for at least 20 trading days in the 30 consecutive trading days ending September 30, 2008 and December 31, 2007, and, therefore, the Company classified both notes as current liabilities. Future classification of the notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters. The Company believes it is unlikely the holders of the notes would convert the notes under the provisions of the indenture agreement, thereby requiring the Company to repay the principal portion in cash. In the event the notes were converted, the Company believes it could repay the notes with available cash on hand, funds from the Company’s $300.0 million multi-currency revolving credit facility, or a combination of these sources.

3.	INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is current replacement cost (by purchase or by reproduction dependent on the type of inventory). In cases where market exceeds net realizable value (i.e., estimated selling price less reasonably predictable costs of completion and disposal), inventories are stated at net realizable value. Market is not considered to be less than net realizable value reduced by an allowance for an approximately normal profit margin.
     Inventories at September 30, 2008 and December 31, 2007 were as follows:

	September 30,	December 31,
	2008	2007
Finished goods	$515.9	$391.7
Repair and replacement parts	384.1	361.1
Work in process	177.8	88.3
Raw materials	386.4	293.1

Inventories, net	$1,464.2	$1,134.2

4.	ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States and Canadian securitization facilities and through a qualifying special purpose entity in the U.K. under its European securitization facility. Outstanding funding under these facilities totaled approximately $453.6 million at September 30, 2008 and $446.3 million at December 31, 2007. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $7.2 million and $8.7 million for the three months ended September 30, 2008 and 2007, respectively, and $21.6 million and $25.5 million for the nine months ended September 30, 2008 and 2007, respectively.
     The Company has an agreement to permit transferring, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company will continue to service the receivables. As of September 30, 2008, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $67.1 million compared to approximately $73.3 million as of December 31, 2007.

5.	EARNINGS PER SHARE
     The Company’s $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes and its $201.3 million aggregate principal amount of 1 1/4% convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock for the excess conversion value using the treasury stock method. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and nine months ended September 30, 2008 and 2007 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Basic net income per share:
Net income	$102.6	$76.9	$298.0	$165.2

Weighted average number of common shares outstanding	91.7	91.6	91.7	91.4

Basic net income per share	$1.12	$0.84	$3.25	$1.81

Diluted net income per share:
Net income for purposes of computing diluted net income per share	$102.6	$76.9	$298.0	$165.2

Weighted average number of common shares outstanding	91.7	91.6	91.7	91.4
Dilutive stock options, performance share awards and restricted stock awards	0.2	0.1	0.2	0.2
Weighted average assumed conversion of contingently convertible senior subordinated notes	6.4	4.7	7.0	4.1

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	98.3	96.4	98.9	95.7

Diluted net income per share	$1.04	$0.80	$3.01	$1.73

6.	SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses, and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and nine months ended September 30, 2008 and 2007 are as follows:

	North	South	Europe/Africa/	Asia/
Three Months Ended September 30,	America	America	Middle East	Pacific	Consolidated
2008
Net sales	$440.4	$466.6	$1,108.8	$69.6	$2,085.4
Income from operations	4.7	41.0	110.8	12.1	168.6

2007
Net sales	$349.0	$300.1	$913.3	$50.6	$1,613.0
(Loss) income from operations	(10.7)	30.8	103.5	7.5	131.1

	North	South	Europe/Africa/	Asia/
Nine Months Ended September 30,	America	America	Middle East	Pacific	Consolidated
2008
Net sales	$1,273.8	$1,169.1	$3,639.1	$185.4	$6,267.4
(Loss) income from operations	(9.6)	111.9	383.6	25.8	511.7

2007
Net sales	$1,017.9	$747.2	$2,766.5	$125.4	$4,657.0
(Loss) income from operations	(32.8)	80.9	262.8	12.4	323.3
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Segment income from operations	$168.6	$131.1	$511.7	$323.3
Corporate expenses	(15.3)	(12.0)	(50.2)	(35.6)
Stock compensation expense	(6.5)	(6.7)	(21.3)	(10.2)
Restructuring and other infrequent (expenses) income	(0.1)	2.5	(0.3)	2.2
Amortization of intangibles	(5.0)	(4.5)	(14.9)	(13.1)

Consolidated income from operations	$141.7	$110.4	$425.0	$266.6

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended September 30, 2008 and 2007:

	Three months ended September 30,
	2008			2007
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$141.8	$102.7	$1.04	$107.9	$74.2	$0.77
Restructuring and other infrequent expenses (income)(2)	0.1	0.1	—	(2.5)	(2.7)	(0.03)

As reported	$141.7	$102.6	$1.04	$110.4	$76.9	$0.80

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the third quarter of 2008 related primarily to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France. The restructuring and other infrequent income recorded in the third quarter of 2007 relates to the gain on the sale of buildings, land and improvements associated with the Company’s Randers, Denmark facility. This gain was partially offset by charges primarily related to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany.

     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the nine months ended September 30, 2008 and 2007:

	Nine months ended September 30,
	2008			2007
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$425.3	$298.2	$3.01	$264.4	$162.7	$1.70
Restructuring and other infrequent expenses (income)(2)	0.3	0.2	—	(2.2)	(2.5)	(0.03)

As reported	$425.0	$298.0	$3.01	$266.6	$165.2	$1.73

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the first nine months of 2008 related primarily to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany. The restructuring and other infrequent income recorded in the first nine months of 2007 relates to the gain on the sale of buildings, land and improvements associated with the Company’s Randers, Denmark facility. This gain was partially offset by charges primarily related to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany.